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                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

        Agreement made as of the first day of January, 2001, between THE BANK OF HEMET with its administrative office at 3715 Sunnyside Drive, Riverside, CA 92506, hereinafter referred to as "EMPLOYER", and JAMES B. JAQUA, 440 Emerald Bay, Laguna Beach, California 92651, hereinafter referred to as "EXECUTIVE".

                                   WITNESSETH

        WHEREAS, EMPLOYER is desirous of employing EXECUTIVE in the capacity hereinafter stated, and EXECUTIVE is desirous of entering into the employ of EMPLOYER in such capacity, for the period and on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.     EMPLOYMENT

               EMPLOYER hereby employs EXECUTIVE as President and Chief Executive Officer of EMPLOYER, and EXECUTIVE accepts the duties that are customarily performed by the President and Chief Executive Officer of a commercial bank in California, and accepts all other duties described herein, and agrees to discharge the same faithfully to the best of his ability and consistent with the customary standards of the banking industry, in accordance with the policies of the Board of Directors of EMPLOYER as established, and in compliance with all laws and EMPLOYER'S Articles of Incorporation and Bylaws. EXECUTIVE shall devote his full business time and attention to the business and affairs of EMPLOYER to which he may be elected or appointed and shall perform the duties thereof to the best of his ability. For the duration of this Agreement, EMPLOYER shall continue to nominate EXECUTIVE as a Director of EMPLOYER. In the event that EMPLOYER shall hire a new President and Chief Operating Officer of The Bank of Hemet, EMPLOYER and EXECUTIVE agree that EXECUTIVE shall assume the title of Chairman of the Board and Chief Executive Officer of The Bank of Hemet.

        2.     TERM


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               EMPLOYER hereby employs EXECUTIVE and EXECUTIVE hereby accepts employment with EMPLOYER for the period of three (3) years, hereinafter called the "TERM", commencing with the date of this Agreement, subject however, to prior termination of this Agreement as hereinafter provided. Where used herein, TERM shall refer to the entire three year period of employment of EXECUTIVE by EMPLOYER, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement in writing by EMPLOYER and EXECUTIVE.

        3.     COMPENSATION

               In consideration for all services to be rendered by EXECUTIVE to EMPLOYER, EXECUTIVE'S base salary for 2001 shall be Two Hundred Thirty-Eight Thousand Three Hundred Dollars ($238,300). EXECUTIVE'S salary shall be paid semi-monthly as per the policy of EMPLOYER. EMPLOYER shall deduct from EXECUTIVE'S salary all taxes and withholding which may be required to be deducted or withheld under any provision of California law.

        4.     INCENTIVE COMPENSATION

               Immediately following each calendar year end throughout the term of this Agreement EXECUTIVE shall be given a performance evaluation by the Compensation Committee of EMPLOYER'S Board of Directors, which shall address his achievement of corporate goals, both quantitative and qualitative. Based upon this evaluation, the Committee shall make a decision concerning incentive compensation for EXECUTIVE. The granting of such compensation and the amount thereof shall be entirely discretionary on the part of the Committee and must be appropriate to the contribution and performance of EXECUTIVE and the performance of EMPLOYER as a whole. Such additional compensation, if any, shall be paid to EXECUTIVE no later than sixty (60) days after each year end, or thirty (30) days after release of EMPLOYER'S audited financial statements, whichever is later. If EXECUTIVE shall terminate employment prior to the termination of this Agreement, EXECUTIVE shall receive a pro-rata portion (based on the amount of time EXECUTIVE worked during the partial year, exclusive of any vacation or sick time) of the additional compensation, if any, provided in this paragraph.

        5.     REIMBURSEMENT

               EMPLOYER agrees to reimburse EXECUTIVE for all ordinary and necessary expenses incurred by EXECUTIVE on behalf of EMPLOYER, including entertainment, meals and


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               travel expenses. Any costs incurred by EXECUTIVE for conventions, meetings, and seminars will be reimbursed, as will special social entertainment expenses, provided the Board of Directors of EMPLOYER approves such. EXECUTIVE agrees to maintain and provide EMPLOYER with adequate records of expenses incurred in connection with any cost which EMPLOYER has agreed to provide reimbursement. EMPLOYER also agrees to pay the cost of an annual Executive Physical Examination at a location of EXECUTIVE'S choice.

        6.     INSURANCE

               EMPLOYER agrees to provide EXECUTIVE and his wife with such medical insurance benefits as are provided by the group insurance programs of EMPLOYER which are now or hereinafter be in effect. EMPLOYER may apply for a "Keyman" life insurance policy with EMPLOYER as beneficiary of the policy.

        7.     VACATION

               EXECUTIVE shall be entitled to five (5) weeks of vacation, two
               (2) weeks of which shall be consecutive, during each year of the TERM. EXECUTIVE shall not be entitled to vacation pay in lieu of vacation, and any vacation time not used shall be deemed waived. EMPLOYER may waive the provision with respect to unused vacation time.

        8.     TERMINATION

               EMPLOYER shall have the right to terminate this Employment Agreement for any of following reasons by serving written notice upon EXECUTIVE:


               (a) Willful breach of, or acts amounting to gross negligence with respect to, or willful misconduct in the performance of EXECUTIVE'S duties and obligations as President or Chairman of the Board and Chief Executive Officer;

               (b)    Conviction of a felony;

               (c)    Removal order from a banking regulatory agency;

               (d) Physical or mental disability rendering EXECUTIVE incapable of performing his duties;

               (e) Determination by a majority of EMPLOYER'S Board of Directors that the continued employment of EXECUTIVE is detrimental to the best interest of EMPLOYER'S shareholders, or for any reason whatsoever as determined by a majority of EMPLOYER'S Board of Directors and in their sole and absolute discretion.


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        (f)    Death

               In the event this Agreement is terminated for any of the reasons specified in the paragraphs (a), (b), or (c) above, EXECUTIVE shall be paid no further salary, but shall receive any pay in lieu of vacation accrued but not taken, as of the date of termination. The medical insurance benefits provided herein shall be extended at EMPLOYEE'S sole cost, pursuant to C.O.B.R.A. regulations.

               In the event this Agreement is terminated for the reasons specified in paragraph (d) above, EMPLOYER shall be responsible for continuing the base salary and benefits due EXECUTIVE for a period of twelve (12) months from the date of the disability, to be offset by any disability insurance proceeds received during the twelve (12) month period. In the event this Agreement is terminated for the reason specified in paragraph (f) above, EMPLOYER shall have no obligation to pay any salary or benefits after the date of EXECUTIVE'S death, other than any pay in lieu of vacation, accrued but not taken, prior to EXECUTIVE'S death, which shall be paid to EXECUTIVE'S estate within thirty (30) days. In the event this Agreement is terminated for the reasons specified in paragraph (e) above, EXECUTIVE shall, within thirty
               (30) days, be paid lump-sum termination pay in the amount of the remainder of the base salary called for in this Agreement. Where termination is pursuant to paragraph (e) above, any pay in lieu of vacation accrued to, but not taken as of the date of termination, shall be paid within thirty (30) days. In such case, the medical insurance benefits provided herein shall be extended at EMPLOYER'S sole cost for twelve (12) months following the date of termination.

               EXECUTIVE shall give one hundred twenty (120) days prior notice, in writing, to EMPLOYER in the event EXECUTIVE resigns or voluntarily terminates employment. The Board of Directors, at its sole discretion, may reduce the number of days of prior notice required or may waive the provision in its entirety.

               Should EXECUTIVE resign or voluntarily terminate employment, EXECUTIVE shall, for a period of one year, not become employed with another banking institution whose Head Office is within a fifty (50) mile radius of the Head Office of EMPLOYER. As the degree of damage to EMPLOYER, should EXECUTIVE violate the preceding non-competition clause, would be difficult and impractical to determine, EXECUTIVE and EMPLOYER agree that any sums owed by EMPLOYER to EXECUTIVE at the time a


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               violation might occur would constitute the total liquidated damages owed by EXECUTIVE to EMPLOYER.

               EXECUTIVE may exercise his right to exercise any stock options vested prior to termination or resignation, if any, and as provided in a Stock Option Plan and a Stock Option Agreement to which EXECUTIVE is a party.

        9.     ACQUISITION OR DISSOLUTION OF EMPLOYER

               This Employment Agreement shall not be terminated by the voluntary or involuntary dissolution of EMPLOYER or by any merger of consolidation affecting EMPLOYER. In the event of any merger or consolidation, or upon transfer of all or substantially all of the assets of EMPLOYER, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred. Notwithstanding the foregoing, in the event proceedings for liquidation of EMPLOYER are commenced by a banking regulatory agency, this Agreement and all rights and benefits hereunder shall terminate.

        10.    INDEMNIFICATION

               To the fullest extent permitted by law, EMPLOYER shall indemnify EXECUTIVE, who may be a party or is threatened to be made a party to any action brought by a third party against the EXECUTIVE (whether or not EMPLOYER is joined as a party defendant), against expenses, judgements, fines, settlements, and other amounts actually and reasonably incurred in connection with said action if EXECUTIVE acted in good faith and in a manner EXECUTIVE reasonably believed to be in the best interest of the EMPLOYER, provided that the alleged conduct of EXECUTIVE arose out of and was within the course and scope of his employment as an officer of EMPLOYER.

        11.    RETURN OF DOCUMENTS

               EXECUTIVE expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used or developed by EXECUTIVE during the TERM are solely the property of EMPLOYER, and EXECUTIVE has no right, title or interest therein. Upon termination of this Agreement, EXECUTIVE or EXECUTIVE'S representative shall promptly deliver possession of all said property to EMPLOYER in good condition.

        12.    NOTICES


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               Any notice, request, or demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, addressed to the party at the address given at the beginning of the Agreement or at any other address as EMPLOYER or EXECUTIVE may designate to the other in writing.

        13.    BENEFIT OF AGREEMENT

               This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

        14.    APPLICABLE LAW

               This agreement is to be governed by and construed under the laws of the State of California.

        15.    CAPTIONS AND PARAGRAPH HEADINGS

               Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

        16.    INVALID PROVISIONS

               Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a Court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provisions eliminated.

        17.    ENTIRE AGREEMENT

               This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of EXECUTIVE by EMPLOYER. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only in an Agreement in signed by EMPLOYER and EXECUTIVE.


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        18.    ARBITRATION

               Any controversy or claim arising out of or relating to this Employment Agreement, breach thereof, shall be settled in accordance with the rules of the American Arbitration Assoc and judgement upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

        19.    LEGAL COSTS

               If either party commences an action against the other party arising out of, or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees, costs of arbitration, and costs of suit.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    THE BANK OF HEMET, "EMPLOYER"

                                    By: /s/ Eric J. Gosch            Director
                                        -------------------------

                                    By: /s/ John J. McDonough        Director
                                        -------------------------

                                    By: /s/ James B. Jaqua           "EXECUTIVE"
                                        -------------------------



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